ITW's 2012 Third Quarter Diluted Income Per Share from Continuing Operations of $1.12 Increases 12 Percent Versus Prior-Year Period; Excluding Impact of Divestiture Gains, EPS Totals $1.09; Operating Margins of 16.9 Percent Improve 130 Basis Points; Company Repurchases $416 Million of Shares in Third Quarter and $1.4 Billion of Shares Year to Date
GLENVIEW, ILLINOIS-October 23, 2012-Illinois Tool Works Inc. (NYSE: ITW) today reported third quarter 2012 diluted income per share from continuing operations of $1.12, a 12 percent increase versus the 2011 third quarter. Excluding the impact of divestiture gains in the third quarter, diluted income per share from continuing operations totaled $1.09. While third quarter total revenues and organic revenues were lower than anticipated due to the negative impact of currency translation and slowing demand in a variety of international end markets, operating margins of 16.9 percent outperformed expectations and reflected improvement across all segments.
Third quarter 2012 financial and operating highlights versus the prior-year period included:
*Total revenues of $4.501 billion decreased 1.7 percent. Notably, currency translation negatively impacted revenues by 4.1 percent largely based on a weaker Euro versus last year. Organic or base revenues grew 0.9 percent, with North American organic revenues increasing 3.9 percent and international organic revenues declining 2.7 percent. European and Asia Pacific organic revenues decreased 3.7 percent and 1.5 percent, respectively. Acquisitions net of divestitures added 1.4 percent to revenues.
*Operating income of $763 million increased 6.8 percent. Operating margins of 16.9 percent improved 130 basis points due to favorable raw material price/cost trends as well as effective management of overhead costs within the businesses.
*Total revenues for the Power Systems and Electronics segment increased 4.6 percent. Segment organic revenues grew 4.5 percent due to contributions from both the electronics and welding businesses. Total organic revenues for electronics grew 10.5 percent due to strong contributions from the electronic assembly businesses. Organic revenues for worldwide welding increased 1.9 percent, with North American welding growing 4.6 percent and international welding decreasing 5.6 percent. Segment operating margins of 22.0 percent improved 220 basis points.
*The Company returned nearly $600 million to shareholders via share repurchases of $416 million and dividends paid of $169 million.
“Even with end markets slowing in a number of international geographies, we were pleased by the consistent level of end market demand in North America,” said E. Scott Santi, president and acting chief executive officer. “From a profitability standpoint, we continued to focus on our differentiated 80/20 business process and, as a result, we produced very strong operating margin gains in the quarter. We also continued to return significant levels of cash to our shareholders through our share repurchase and dividend programs.”
Looking ahead, the Company believes international end markets will continue to be sluggish and the impact of currency translation will be modestly negative in the 2012 fourth quarter. As a result, we now expect full-year total revenue growth to be in a range of 0 percent to 1 percent. Full-year diluted income per share from continuing operations is forecasted to be in a range of $4.06 to $4.14. For the 2012 fourth quarter, the Company is forecasting diluted income per share from continuing operations to be in a range of $0.86 to $0.94 and total revenues to decline in a range of 1 percent to 4 percent. The Company expects the previously announced Decorative Surfaces divestiture transaction to close in the fourth quarter. Both the full year and fourth quarter forecasts exclude two months of operating contributions from the Decorative Surfaces segment, gains and expenses related to the transaction, as well as the impact from the 49 percent ongoing equity interest in the new Decorative Surfaces entity.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted income per share from continuing operations, total revenue growth, and the impact of currency translation and international end market conditions. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's 2011 Form 10-K and 2012 third quarter 10-Q.
Celebrating its 100-year anniversary in 2012, ITW is a Fortune 150 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses. The Company focuses on profitable growth with strong returns across worldwide platforms and businesses. The businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $17.8 billion in 2011, with more than half of the revenues generated outside of the United States.

CONTACT: John L. Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
(In millions except per share amounts)	September 30,		September 30,
	2012	2011	2012	2011
Operating Revenues	$4,501	$4,580	$13,703	$13,467
Cost of revenues	2,855	2,962	8,730	8,720
Selling, administrative, and research
and development expenses	811	836	2,516	2,477
Amortization of intangible assets	70	68	217	186
Impairment of goodwill and other intangible assets	2	—	2	—
Operating Income	763	714	2,238	2,084
Interest expense	(53)	(49)	(153)	(138)
Other income (expense)	29	25	60	46
Income from Continuing Operations
Before Income Taxes	739	690	2,145	1,992
Income Taxes	214	200	622	412
Income from Continuing Operations	525	490	1,523	1,580
Income from Discontinued Operations	(1)	17	368	49
Net Income	$524	$507	$1,891	$1,629
Income Per Share from Continuing Operations:
Basic	$1.13	$1.01	$3.22	$3.20
Diluted	$1.12	$1.00	$3.20	$3.17
Income Per Share from Discontinued Operations:
Basic	$—	$0.04	$0.78	$0.10
Diluted	$—	$0.04	$0.77	$0.10
Net Income Per Share:
Basic	$1.13	$1.04	$4.00	$3.30
Diluted	$1.12	$1.04	$3.97	$3.27
Shares of Common Stock Outstanding
During the Period:
Average	464.8	486.3	473.2	494.2
Average assuming dilution	468.1	488.8	476.6	497.9

FREE OPERATING CASH FLOW	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$635	$787	$1,467	$1,244
Less: Additions to plant and equipment	(90)	(83)	(274)	(259)
Free operating cash flow	$545	$704	$1,193	$985

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

(In millions)	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and equivalents	$2,054	$1,178
Trade receivables	3,062	2,819
Inventories	1,760	1,716
Deferred income taxes	410	366
Prepaid expenses and other current assets	364	384
Assets held for sale	—	386
Total current assets	7,650	6,849
Net Plant and Equipment	2,081	2,025
Investments	226	409
Goodwill	5,506	5,198
Intangible Assets	2,302	2,233
Deferred Income Taxes	473	634
Other Assets	785	636
	$19,023	$17,984
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$424	$502
Accounts payable	770	697
Accrued expenses	1,504	1,435
Cash dividends payable	176	174
Income taxes payable	48	57
Deferred income taxes	6	5
Liabilities held for sale	—	107
Total current liabilities	2,928	2,977
Noncurrent Liabilities:
Long-term debt	4,572	3,488
Deferred income taxes	120	117
Other liabilities	1,141	1,368
Total noncurrent liabilities	5,833	4,973
Stockholders’ Equity:
Common stock	5	5
Additional paid-in-capital	921	686
Income reinvested in the business	13,168	11,794
Common stock held in treasury	(4,118)	(2,692)
Accumulated other comprehensive income	277	224
Noncontrolling interest	9	17
Total stockholders’ equity	10,262	10,034
	$19,023	$17,984

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2012				% F(U) vs. prior year
$ in Millions	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic (Base) Revenue	Operating Income	Operating Margin	Organic (Base) Op Margin
Transportation	$858	$135	15.7%	(2.2)%	1.4%	(1.8)%	0.1%	1.1%
Power Systems & Electronics	813	179	22.0%	4.6%	4.5%	16.6%	2.2%	2.9%
Industrial Packaging	599	77	12.8%	(4.6)%	0.2%	19.2%	2.6%	2.5%
Food Equipment	491	93	18.8%	(4.0)%	0.3%	11.3%	2.6%	2.3%
Construction	477	60	12.6%	(7.2)%	(2.8)%	(5.4)%	0.1%	0.7%
Polymers & Fluids	308	53	17.4%	(7.3)%	(6.7)%	(5.3)%	0.5%	1.2%
Decorative Surfaces	267	35	13.0%	(5.7)%	(1.7)%	1.8%	1.0%	0.8%
All Other	704	131	18.6%	4.1%	4.5%	7.8%	0.6%	2.5%
Intersegment	(16)
Total Company	4,501	763	16.9%	(1.7)%	0.9%	6.8%	1.3%	2.0%

NINE MONTHS ENDED SEPTEMBER 30, 2012				% F(U) vs. prior year
$ in Millions	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic (Base) Revenue	Operating Income	Operating Margin	Organic (Base) Op Margin
Transportation	$2,677	$428	16.0%	2.5%	3.3%	4.3%	0.3%	1.0%
Power Systems & Electronics	2,414	520	21.6%	7.7%	5.5%	13.4%	1.1%	2.1%
Industrial Packaging	1,838	221	12.0%	(2.3)%	0.8%	13.2%	1.6%	1.8%
Food Equipment	1,440	244	16.9%	(2.5)%	1.1%	12.3%	2.2%	2.1%
Construction	1,435	156	10.9%	(4.2)%	(1.0)%	(10.3)%	(0.6)%	0.1%
Polymers & Fluids	945	156	16.5%	(1.3)%	(1.9)%	2.2%	0.5%	1.2%
Decorative Surfaces	828	112	13.5%	(0.8)%	2.4%	8.0%	1.2%	0.9%
All Other	2,175	401	18.4%	7.3%	2.8%	7.7%	—%	2.1%
Intersegment	(49)
Total Company	13,703	2,238	16.3%	1.7%	2.1%	7.4%	0.8%	1.6%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

Three Months Ended
September 30, 2012
Diluted EPS from Continuing Operations - As Reported	$1.12
Impact of Divestitures, Net of Tax	(0.03)
Diluted EPS from Continuing Operations
Adjusted to Exclude the Net Impact of Divestitures After Tax	$1.09